April 15, 1999





John Hancock Declaration Trust
101 Huntington Avenue
Boston, MA 02199

RE: John Hancock Declaration Trust (the "Trust") on behalf of John Hancock V.A. Financial Industries Fund (the "Fund")
                        John Hancock V.A. 500 Index Fund (the "Fund")
                        John Hancock V.A. International Fund (the "Fund")
                        John Hancock V.A. Large Cap Growth Fund (the "Fund") John Hancock V.A. Mid Cap Growth Fund (the "Fund")
                        John Hancock V.A. Regional Bank Fund (the "Fund")
                        John Hancock V.A. Small Cap Growth Fund (the "Fund") John Hancock V.A. Core Equity Fund (the "Fund")
                        John Hancock V.A. Large Cap Value Fund (the "Fund")
                        John Hancock V.A. Sovereign Investors Fund (the "Fund") John Hancock V.A. Bond Fund (the "Fund")
                        John Hancock V.A. High Yield Bond Fund (the "Fund")
                        John Hancock V.A. Money Market Fund (the "Fund")
                        John Hancock V.A. Strategic Income Fund (the "Fund")
            File Nos. 33-64465; 811-07437 (0001003457)


Ladies and Gentlemen:

In connection with the filing of Post Effective Amendment No. 10 under the Securities Act of 1933, as amended, and Amendment No. 10 under the Investment Company Act of 1940, as amended, for John Hancock Declaration Trust it is the opinion of the undersigned that the Trust's shares when sold will be legally issued, fully paid and nonassessable.

In connection with this opinion it should be noted that the Fund is an entity of the type generally known as a "Massachusetts business trust." The Trust has been duly organized and is validly existing under the laws of the Commonwealth of Massachusetts. Under Massachusetts law, shareholders of a Massachusetts business trust may be held personally liable for the obligations of the Trust. However, the Trust's Declaration of Trust disclaims shareholder liability for obligations of the Trust and indemnifies the shareholders of a Fund, with this indemnification to be paid solely out of the assets of that Fund. Therefore, the shareholder's risk is limited to circumstances in which the assets of a Fund are insufficient to meet the obligations asserted against that Fund's assets.


                                              Sincerely,


                                              /s/Alfred P. Ouellette
                                              ----------------------
                                              Alfred P.Ouellette
                                              Assistant Secretary
                                              Member of Massachusetts Bar


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